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                                                                   EXHIBIT (20)


                           INOTEK TECHNOLOGIES CORP.
                     REPORT FURNISHED TO SECURITY HOLDERS


TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $38,117 or $.01 per share on revenues of $6,171,243 for its first quarter ended August 31, 1997 compared with earnings of $105,522 or $.02 per share on revenues of $5,745,324 for the first quarter of the previous year.

Although revenues were up 7%, margins were lower due to continued price competition. Expenses were higher due primarily to increased headcount and the opening of our Kansas City office.

INOTEK renewed its agreement with Texas Commerce Bank for a one-year revolving credit facility of up to $3 million. The credit line provides for borrowings based on the value of the Company's receivables, at either the bank's prime rate or a LIBOR-based rate and is secured by receivables and inventory. As of August 31, 1997, we had drawn only $200,000 of the $3 million line.

Effective October 16, 1997, R. Lee Simpson, our Chief Financial Officer, is resigning to pursue other business opportunities. Lee has been a valuable team member for over five years and will be missed.

Thank you for your continued support.



    Neal E. Young                                    David L. White
      Chairman                                   Chief Executive Officer


                                                   October 3, 1997



INOTEK TECHNOLOGIES CORP.
STATEMENTS OF INCOME (UNAUDITED)

                                      THREE MONTHS ENDED
                                           AUGUST 31
                                      1997            1996
                                 ------------    ------------
NET SALES                        $  6,171,243    $  5,745,324
COST AND EXPENSES:
    COST OF SALES                   4,402,348       4,030,008
    SALES AND MARKETING               895,805         808,209
    GENERAL AND ADMINISTRATIVE        785,223         705,315
                                 ------------    ------------
    TOTAL COST AND EXPENSES         6,083,376       5,543,532
                                 ------------    ------------
OPERATING INCOME                       87,867         201,792
INTEREST EXPENSES                      (7,131)         (7,109)
                                 ------------    ------------
EARNINGS BEFORE INCOME TAXES           80,736         194,683
INCOME TAXES                           42,619          89,161
                                 ------------    ------------
NET EARNINGS                     $     38,117    $    105,522
                                 ============    ============

NET EARNINGS PER SHARE           $       0.01    $       0.02
                                 ============    ============


                    INOTEK TECHNOLOGIES CORP.
                          BALANCE SHEETS

                                              AUGUST 31      MAY 31
                                                1997         1997
                                             ----------   ----------
                                            (unaudited)
                          ASSETS
  CURRENT ASSETS:
       CASH AND CASH EQUIVALENTS             $  435,746   $  376,145
       TRADE RECEIVABLES, (NET OF
          ALLOWANCE FOR DOUBTFUL
          ACCOUNTS OF $57,957 AND $45,182)    2,840,125    3,619,039
       INVENTORIES                            2,639,547    2,178,744
       DEFERRED TAX ASSET                        94,946       77,953
       PREPAID INCOME TAXES                          --       13,660
       PREPAID EXPENSES & OTHER ASSETS          148,719      165,240
                                             ----------   ----------
   TOTAL CURRENT ASSETS                       6,159,083    6,430,781

   PROPERTY AND EQUIPMENT, NET                  472,740      370,837
   GOODWILL, NET                              2,107,056    2,123,534
   OTHER ASSETS                                  57,445       64,590
   DEFERRED TAX ASSET                           161,968      193,395
                                             ----------   ----------
   TOTAL ASSETS                              $8,958,292   $9,183,137
                                             ==========   ==========

             LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES:
       ACCOUNTS PAYABLE                      $1,923,222   $1,865,089
       ACCRUED EXPENSES                         654,428      776,153
       INCOME TAXES PAYABLE                       3,970           --
       CURRENT PORTION OF NOTES
           PAYABLE                              210,493      413,833
                                             ----------   ----------
   TOTAL CURRENT LIABILITIES                  2,792,113    3,055,075


   NOTES PAYABLE                                 59,710       59,710

   SHAREHOLDERS' EQUITY:
       COMMON SHARES, $.01 PAR VALUE;
          AUTHORIZED SHARES - 10,000,000
          ISSUED SHARES - 4,354,088
          OUTSTANDING SHARES - 4,354,088         43,541       43,541

   ADDITIONAL PAID-IN CAPITAL                 3,299,546    3,299,546
   RETAINED EARNINGS                          2,763,382    2,725,265
                                             ----------   ----------
   TOTAL SHAREHOLDERS' EQUITY                 6,106,469    6,068,352
                                             ----------   ----------
   TOTAL LIABILITIES AND SHAREHOLDERS'
        EQUITY                               $8,958,292   $9,183,137
                                             ==========   ==========